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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 23, 1999

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                             GoodNoise Corporation
                (Exact name of Company as specified in charter)

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          Florida                   0-24671               65-0207877
(State or other jurisdiction     (Commission            (IRS Employer
    of incorporation)            File Number)         Identification No.)

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719 Colorado Ave., Palo Alto, CA                             94303
(Address of principal executive offices)                   (Zip Code)

Company's telephone number, including area code          (650) 322-8910
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                                Not applicable
         (Former name or former address, if changed since last report)
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Item 5.  Other Events.

     On March 23, 1999, the Company completed a private placement of approximately 118,000 shares of Series B Convertible Preferred Stock (the "Series B Shares") for aggregate net proceeds of approximately $31 million. Each Series B Share is initially convertible into 100 shares of the Company's Common Stock.

Terms of the Series B Shares

     The following is a summary of the rights, preferences and privileges of the Series B Shares and the rights granted pursuant to the holders of the Series B Shares pursuant to the Company's Restated Articles of Incorporation and that certain Investor Rights Agreement dated as of March 23, 1999 (the "Financing Agreements"). Such summary is qualified in full by reference to the full text of the Financing Agreements which are filed as an exhibit to this Report.

     Voting Rights. The holders of the Series B Shares are entitled to a number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Shares. The holders of the Series B Shares are also entitled to elect one member of the Board of Directors.

     Liquidation Preference. Upon any liquidation, dissolution or winding up of the affairs of the Company, the holder of each Series B Share shall be entitled to be paid $300 per share (the "Series B Preference Amount"). If the assets of the Company upon such event are insufficient to make such payment in full, then the holders of Series B Shares shall be entitled to pro rata distribution of all the assets of the Company. After payment in full of the liquidation preference to the holders of Series B Shares, such holders are entitled to no further distributions.

     Dividends. The Series B Shares are entitled to dividends at an annual rate of 6% of the Series B Preference Amount. The payment of such amounts may be deferred until the Company completes an initial underwriting public offering, is sold or until March 31, 2004.

     Conversion. Each Series B Shares is initially convertible into 100 shares of Common Stock at the election of the holder thereof. All Series B Shares are subject to conversion on the closing of an underwritten public offering with gross proceeds of $25 million or more at a per share price of $6 or more or the approval of the holders of 67% of the Series B Shares.

     Adjustments to Conversion Rate. The Conversion Rate is subject to proportional adjustment upon any stock split, stock dividend or other similar change to the capital stock of the Company and certain other adjustments upon future issuances of Common Stock or rights to acquire Common Stock at a price less than $3 per share.

     Redemption. In the event of certain defaults by the Company or if the Series B Shares have not been converted after five years, the holders of the Series B Shares have the right to require the Company to redeem the Series B Shares.

     Fundamental Changes. Certain corporate actions, as more fully defined in the Company's Restated Articles of Incorporation, require the approval of the holders of 67% of the Series B Shares.

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     Registration Rights.  The Company is obligated to promptly (and in any event within 120 days of the first sale of the Series B Shares) file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") to cover the resale of the Company's Common Stock issuable upon the conversion of the Series B Shares.

Effect on Rights of Existing Security Holders

     There is no change to the rights, preferences or privileges of the holders of the Company's Common Stock as a result of the transactions which are the subject of the Financing Agreements. However, in addition to the dilutive impact of the issuance of additional shares of capital stock, the Series B Shares have a liquidation preference which entitles the holders thereof to receive payment upon any dissolution or liquidation of the Company in preference to the holders of Common Stock.

Item 7.  Exhibits.

      (a)  Financial statements of business acquired.

                 Not applicable.

     (b)   Pro forma financial information.

                Not applicable.

     (c)   Exhibits.

           Exhibit No.                         Description
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              3.1            Restated Articles of Incorporation

             10.1            Investor Rights Agreement dated March 23, 1999

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    GOODNOISE CORPORATION


Date:  April 2, 1999                By: /s/ Joseph Howell
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                                       Joseph Howell, Chief Financial Officer

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                                 EXHIBIT INDEX

  Exhibit No.                          Description
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3.1               Restated Articles of Incorporation

10.1              Investor Rights Agreement dated March 23, 1999